Exhibit 10.1

SECOND Amendment

to AMENDED AND RESTATED Loan and security agreement

THIS SECOND AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 23rd day of December, 2015 by and between Silicon Valley Bank (“Bank”) and TUBEMOGUL, INC., a Delaware corporation (“Borrower”) and successor by merger to TubeMogul, Inc., a California corporation (“TubeMogul California”).

Recitals

A.Bank and TubeMogul California entered into that certain Amended and Restated Loan and Security Agreement dated as of August 21, 2013, as amended by that certain Assumption and Amendment Agreement dated as of March 19, 2014 by and among Borrower, TubeMogul California, and Bank, as amended by that First Amendment to Amended and Restated Loan Agreement dated April 18, 2014 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to (i) increase the amount available to be borrowed under the Revolving Line and the Equipment advances, (ii) extend the maturity date of the Revolving Line, and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Section 2.1.3(a).  Section 2.1.3(a) of the Loan Agreement is amended to read as follows:

(a)Availability.  Subject to the terms and conditions of this Agreement, Borrower may request, and Bank agrees to make, advances  on the terms set forth in this Section 2.1.3 in an aggregate amount not to exceed Five Million Dollars ($5,000,000) available to Borrower until March 31, 2016 (collectively, the “Equipment Advances”, and each, an “Equipment Advance”).  Equipment Advances may finance up to 100% of the cost of Eligible Equipment and up to 25% of Other Equipment.  Each Equipment Advance, other than the final Equipment Advance, must be in an amount of not less than Five Hundred Thousand Dollars ($500,000).  After repayment, no Equipment Advance may be reborrowed.

2.2Section 2.3(e) Section 2.3 of the Loan Agreement is amended to read as follows:

(e)Minimum Interest.  In the event the aggregate amount of interest earned by Bank on account of the Advances in any calendar quarter (such period, the “Minimum Interest Period”) is less than the interest that would accrue on an outstanding principal balance of $2,050,000 of Advances (exclusive of any collateral monitoring fees, unused line fees, or any other fees and charges hereunder)

(“Minimum Interest”), Borrower shall pay to Bank, upon demand by Bank, an amount equal to the (i) Minimum Interest minus (ii) the aggregate amount of all interest earned by Bank in such Minimum Interest Period.  The amount of Minimum Interest charged shall be prorated for any partial Minimum Interest Period.  Bank may deduct amounts owing by Borrower under this Section 2.3(e) pursuant to the terms of Section 2.5(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of this Section 2.3(e).

2.3Section 2.4(a) (Loan Fee). A new Section 2.4(a) is added to the Loan Agreement to read as follows (and subsequent subsections of Section 2.4 are renumbered accordingly):

(a)Loan Fee.  On the Second Amendment Date, and thereafter on January 1 of each year during which the Revolving Line is available, a fully earned, non-refundable loan fee of 0.25% per annum of the Revolving Line, which shall be prorated for the number of days that the Revolving Line is available during the applicable year.

2.4Section 6.2 (Financial Statements).  Paragraph (d) of Section 6.2 of the Loan Agreement is amended to read as follows:  (d)  Annual Audited Financial Statements.  Beginning with Borrower’s 2015 fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion thereon by an independent certified public accounting firm acceptable to Bank in its reasonable discretion shall be due within ninety (90) days after the last day of Borrower’s fiscal year, but in any event no later than ten (10) days after completion.

2.5Section 6.9 (Financial Covenants).  Section 6.9 of the Loan Agreement is amended to read as follows:

6.9 Financial Covenants.

(a) Revenue.   Beginning with the six-month period ended December 31, 2015, maintain consolidated revenues equal at least to 80% of the revenue projected in the business plan approved by Borrower’s board of directors, measured on a trailing six-month basis, as long as the required covenant shows not less than 15% growth from the comparable period in preceding fiscal year.

(b) Adjusted Quick Ratio. Maintain an Adjusted Quick Ratio of at least 1.10 to 1.00, tested as of the last day of each month, on a consolidating basis with respect to Borrower and its Subsidiaries, provided that the requirements of this Section 6.9(b) shall only apply to a given month if Borrower shall fail to maintain, as of the last day of such month, consolidated revenues equal at least to 85% of the revenue projected in the business plan approved by Borrower’s Board of Directors, measured on a trailing six-month basis.

2.6Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following or are added to Section 13.1 in alphabetical order:

“Adjusted Quick Ratio” means, as of the date of determination, a ratio of Quick Assets to Current Liabilities.

“Equipment Advance” has the meaning set forth in Section 2.1.3.

“Revolving Line” is an Advance or Advances in an aggregate amount up to Forty Million Dollars ($40,000,000).

“Revolving Line Maturity Date” is April 1, 2017.

“Second Amendment Date” is December 23, 2015.

“Streamline Period” is any period of time when Borrower’s Liquidity is less than or equal to $15,000,000.

2.7Exhibits.  Exhibit C (Compliance Certificate) is replaced with Exhibit C attached hereto.

3.Limitation of Amendments.

3.1The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower publically filed with the SEC remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any material law or regulation binding on or affecting Borrower, (b) any material contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) Borrower’s payment of a fee of Bank Expenses incurred in connection with this Amendment, and (c) Borrower providing to Bank, no later than ninety (90) days after the date of this Amendment, evidence in form acceptable to Bank, that each of its Collateral Accounts required to be subject to a Control Agreement pursuant to Section 6.8 of the Loan Agreement, is subject to such a Control Agreement, together with copies of such Control Agreements if requested by Bank.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		TUBEMOGUL, INC.

By:	/s/ Charles Thor	By:	/s/ Paul Joachim
Name: Charles Thor		Name: Paul Joachim
Title: Vice President		Title: CFO